Exhibit 99.1

September 7, 2017

Bionik Laboratories Corp. Appoints Dr. Eric Dusseux as Chief Executive Officer

TORONTO and BOSTON, Sept. 7, 2017 /PRNewswire/ --Bionik Laboratories Corp. (OTCQB: BNKL) ("Bionik" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced that the Board of Directors has appointed Dr. Eric Dusseux, a director of the Company since July 2017, as Chief Executive Officer, effective September 1, 2017. Dr. Dusseux is a proven executive who has spent the past 15 years focused on helping companies in the healthcare sector develop and execute strategic growth and commercialization plans. Peter Bloch will continue to serve Bionik in the capacity as Chairman of the Board of Directors of the Company and will consult with the Company during the management transition.

"We are delighted that Eric has chosen to accept the role of Chief Executive Officer at Bionik," said Mr. Bloch. "His proven entrepreneurial ability to drive commercialization and growth strategy in domestic and international markets, and his experience in building and leading strategic alliances will be significant assets for Bionik. Eric's appointment coincides with our efforts to expand our global sales and marketing efforts and develop strategic distribution agreements and partnerships targeting hospital and mass markets."

Commenting on his appointment, Dr. Dusseux said, "I am excited to be joining the management team of Bionik at a very important time for the Company. We believe that the approach that the Company has taken to focus on evidence-based medicine results ahead of sales and marketing efforts both provides validation for our products and differentiates us from other companies in our field. I look forward to broadening our innovative clinical product platform and helping to bring our products under development from the hospital to the home as we pursue mass market opportunities."

About Eric Dusseux

Prior to joining Bionik, Dr. Dusseux was President of Europe and a director for Auregen BioTherapeutics SA, a 3D bioprinting tissue engineering biotechnology company headquartered in Switzerland, that he formed while at Bemido SA, a family office, with the support of Gurnet Point Capital and Waypoint.

From 2012 through 2016, Dr. Dusseux served as an Executive Committee Member in the Corporate Strategy Department of Sanofi Pasteur, the vaccine division of Sanofi. Among other responsibilities, Dr. Dusseux, Vice-President Corporate Strategy, was responsible for business intelligence, strategic and business planning, and corporate development.

Before joining Sanofi Pasteur, Dr. Dusseux served as Vice-President, MAGE-A3 Medicines Development Leader, within the Immunotherapeutics Business Unit at GSK Biologicals, a division of GlaxoSmithKline, in charge of therapeutic vaccines against cancer.

Dr. Dusseux also gained significant experience providing strategic advice for numerous pharmaceutical, medical device, payer and biotechnology clients, while working for the Boston Consulting Group from 2002 to 2007.

Dr. Dusseux is a Medical Doctor, specializing in Public Health. Dr. Dusseux also holds a Master of Science in Physical Chemistry and is a graduate of the French Business School H.E.C. in Paris (MBA, Isa).

About Bionik Laboratories

Bionik Laboratories (OTCQB:BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook. If you're a shareholder and wish to receive email alerts for Company news, please sign up here.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward- looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward- looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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SOURCE Bionik Laboratories Corp.